Exhibit 23

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Post-Effective Amendment No. 1 to Registration Statement No. 33-55732 of Tucson Electric Power Company and Subsidiaries (the Company) on Form S-3 and in Registration Statements No. 33-56523, No. 33-57233, and No. 33-57231 of the Company on Form S-8 of our report dated January 29, 1996, which included an explanatory paragraph relating to the timing of the recovery of the costs associated with 37.5% of Springerville Unit 2 which cannot presently be determined, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 1995.


DELOITTE & TOUCHE LLP

Tucson, Arizona
March 5, 1996